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                                                                   EXHIBIT 23.8

                  [LETTERHEAD OF PRUDENTIAL SECURITIES INC.]

                 CONSENT OF PRUDENTIAL SECURITIES INCORPORATED

  We hereby consent to the references of our firm under the captions "Summary--Premiere Special Meeting; Record Date; Votes Required; Recommendation," and "--The Merger" and "The Merger--Background of the Merger," "--Reasons for the Merger" and "--Opinions of Financial Advisors" in the Registration Statement on Form S-4 of Premiere Technologies, Inc. (Regis.
No. 333-    ) and to the inclusion of our opinion letter as Annex C to the
Proxy Statement/Prospectus contained in such Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Prudential Securities Incorporated

/s/ Prudential Securities Incorporated

December 2, 1997